Exhibit 99.1

May 7, 2020

Fellow Shareholders,

In Q1 2020, we exceeded our prior outlook for revenue and adjusted EBITDA and continued to make significant operational and financial progress. Although this year began strongly, the first quarter of 2020 will live in our memories as the point when COVID-19 became a global pandemic. This not only upended how people live and work, but also injected great uncertainty into business planning. As a result, we recently withdrew our outlook for the full year.

Our hearts go out to everyone who has suffered from COVID-19, especially those who have lost loved ones. We extend our ongoing thanks to everyone providing valuable care – from the frontline medical workers to retail employees keeping supermarkets open and parents teaching kids around their kitchen tables. For our employees, the transition to working from home has gone smoothly. We are deeply grateful to them and inspired by their agility, dedication and problem-solving abilities which have enabled Roku to remain operationally sound and highly productive.

We provide products and services that have increased in relevance to consumers and industry partners during a time when most of the population is staying at home. We take seriously the responsibility to provide news, information and respite to households we reach which comprise an estimated 100 million people. Since staying-at-home began, we have seen an acceleration of growth in both account activations and streaming hours. The sharpest rises in viewership are to ad-supported and subscription programming. The growth of “virtual” MVPD streaming has been more moderate in the absence of live sports.

The acceleration of growth in new accounts and viewership continued in April. Active accounts grew roughly 38% versus last year, driven by a year-over-year (YoY) increase in new accounts of more than 70%. Streaming hours rose by roughly 80% year-over-year, driven by an increase in streaming hours per account of approximately 30%. The pandemic associated stay-at-home orders and increased unemployment appear to have accelerated the shift from linear TV viewing to streaming during the past few weeks. For example, Nielsen data shows that primetime linear viewing among adults 18-34 from March 16 to April 19 was down 18% year-over-year, and nearly half of TV viewing by this important demographic was streamed.

Since mid-March, platform monetization has seen a mixture of impacts. For example, subscription video on demand (SVOD) trials and subscriptions, and transactional video on demand (TVOD) purchases are up. While our advertising business has seen higher than normal cancellations as overall advertising budgets have declined, this has been partially offset by ad-spend that has moved to Roku from traditional TV budgets. Despite the likelihood that total U.S. advertising expenditures will decline in 2020, we believe Roku is relatively well positioned based on the effectiveness of our ad products and the trend towards streaming. As a result, we anticipate that our ad business will deliver substantial revenue growth on a year-over-year basis, albeit at a slower pace and lower gross profit than we originally expected for the year.

We remain committed to our strategic investment areas and to extending our competitive advantages. At the end of Q1, however, we took steps to slow the rate of growth of our operating expenses and capital expenditures, so progress may be slower. Depending on the impacts of COVID-19, we are likely to run at an adjusted EBITDA loss for FY 2020 given that much of our operating expenses are headcount and facilities related and therefore generally committed in the short-term. We ended Q1 with $590 million of cash, cash equivalents, restricted cash and short-term investments.

Over the longer term, not only do we believe that the trends that we expect to define the streaming decade will remain intact, but changes brought on by the COVID-19 pandemic may even accelerate Roku’s path to greater platform scale. In the years ahead, we believe that the vast majority of TVs will use a modern TV streaming OS to connect to the internet; more TV brands will adopt a licensed OS; cord-cutting will continue; ad-supported content will unlock enormous value for consumers; and shifting audiences and innovative ad tech will shift billions of advertising dollars from linear TV to OTT.

Roku Q1 2020 Shareholder Letter	1

Intuit TurboTax reallocated ad investment from March Madness to Roku’s

“Home Together” Essential Movies and TV hub.

Q1 2020 Highlights

•	Total net revenue grew 55% YoY to $321 million;
•	Platform revenue increased 73% YoY to $233 million;
•	Gross profit was up 40% YoY to $141 million;
•	Roku added 2.9 million incremental active accounts in Q1 2020 to reach 39.8 million;
•	Streaming hours increased by 1.6 billion hours over last quarter to a record 13.2 billion;
•	Average Revenue Per User (ARPU) of $24.35 (trailing 12-month basis), up 28% YoY.
Key Operating Metrics	Q1 19	Q2 19	Q3 19	Q4 19	Q1 20	YoY %
Active Accounts (millions)	29.1	30.5	32.3	36.9	39.8	37%
Streaming Hours (billions)	8.9	9.4	10.3	11.7	13.2	49%
ARPU ($)	$19.06	$21.06	$22.58	$23.14	$24.35	28%

Summary Financials ($ in millions)	Q1 19	Q2 19	Q3 19	Q4 19	Q1 20	YoY %
Platform revenue	$134.2	$167.7	$179.3	$259.6	$232.6	73%
Player revenue	72.5	82.4	81.6	151.6	88.2	22%
Total net revenue	206.7	250.1	260.9	411.2	320.8	55%
Platform gross profit	93.8	109.7	112.2	162.4	130.6	39%
Player gross profit	7.1	4.5	6.2	(0.7)	10.5	48%
Total gross profit	100.9	114.2	118.5	161.6	141.1	40%
Platform gross margin %	69.9%	65.4%	62.6%	62.5%	56.2%	-1374	bps
Player gross margin %	9.8%	5.5%	7.6%	-0.5%	11.9%	209	bps
Total gross margin %	48.8%	45.7%	45.4%	39.3%	44.0%	-483	bps
R&D	55.7	62.0	68.5	78.8	88.3	58%
Sales and marketing	33.8	36.6	46.7	61.8	68.2	102%
G&A	22.1	26.0	29.9	38.4	39.7	80%
Total operating expenses	111.6	124.6	145.0	179.0	196.3	76%
Income (loss) from operations	(10.7)	(10.4)	(26.5)	(17.4)	(55.2)	nm
Adjusted EBITDA [1]	10.0	11.1	(0.4)	15.1	(16.3)	-264%
Adjusted EBITDA margin %	4.8%	4.4%	-0.2%	3.7%	-5.1%	-990	bps

[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in the tables accompanying this letter.

Roku Q1 2020 Shareholder Letter	2

Platform

Our platform business has experienced positive and negative effects arising from COVID-19. We saw an increase in video ad campaign cancellations or delayed starts throughout March, primarily from categories hardest hit by stay-at-home policies. These include travel, quick-serve restaurants, theatrical and automotive. Looking forward, we believe the traditional TV upfront process, in which live sales pitches in the spring by TV networks are followed by financial commitments in the fall, will be significantly disrupted this year. Brands are reassessing their entire marketing mix and many are showing a preference for our targeted, more measurable form of advertising as well as the flexible solutions we offer, such as sponsorship and interactive overlays. With COVID-19 and the ongoing linear ratings slide, we expect buyers will accelerate their reallocation of linear TV budgets to Roku, because of our audience reach and advanced advertising capabilities.

Our ad business made excellent operational progress following our dataxu acquisition last November. This week, we announced the rebranding of our DSP to the “OneView Ad Platform.” In tandem, we launched a significant product update in which Roku data, measurement and inventory are now natively available for buyers within the OneView Ad Platform. These changes are central to our vision behind the acquisition: enabling buyers to transact programmatically, buying inventory from both Roku and publishers directly, all while leveraging Roku’s proprietary first-party data, measurement and optimization capabilities.

OneView Ad Platform allows marketers to manage advertising across OTT, desktop and mobile campaigns — that reaches an estimated four in five homes in the U.S.

In late March, we launched “Home Together” a platform-wide initiative that makes it easy for our customers to find affordable content that eases stresses, meets new needs or uplifts viewers while staying at home. Premium Subscriptions in The Roku Channel have seen a surge in signups, as consumers take advantage of more than 25 extended free trials we have presented. Consumption of ad-supported video on demand (AVOD) content has also grown faster than overall platform growth. Finally, TVOD (movie rentals and purchases) reversed years of gradual deceleration, in part due to concurrent (“day and date”) theatrical and streaming releases of big budget movies, a trend we think is likely to continue post-COVID-19.

Roku Q1 2020 Shareholder Letter	3

The Roku Channel continues to grow substantially faster than the overall platform, with a greater than an 100% increase in streaming hours year-over-year. In Q1, The Roku Channel reached households with an estimated 36 million people. Its roster of high-quality content grew, including the addition of new live and video on demand content from A&E and other networks. The Roku Channel has proven central to the Roku platform, bringing considerable value to consumers, content partners, and advertisers. For example, the speed at which we were able to feature live news, public service announcements, extended free trials from SVOD partners, and free movies was central to Home Together. The “Global Citizen’s “One World: Together at Home” special drove the largest single day of live viewing in the history of the channel and demonstrated The Roku Channel’s significance as a distributor of live content. Increasingly, The Roku Channel is becoming an important contributor to our partners’ audience-building strategies on our platform, a trend we expect to continue.

In summary, while our advertising business faces near-term challenges, our content distribution business, as well as overall consumer engagement, have benefited from a surge in OTT usage. There can be no assurance that these patterns will continue through the remainder of the second quarter or throughout 2020; however, we believe that they may represent an acceleration of the longer-term trends reshaping the industry that were already well established prior to COVID-19.

Account Acquisition

Following a strong Q4 2019 holiday performance, sales of both Roku players and Roku TV models remained very healthy year-to-date, despite some supply chain and retail disruptions. We saw extended factory closures after Chinese New Year, but since then factories have gradually ramped up production and are currently operating at close to normal capacity. We continue to rebuild stock levels to meet the increased demand which has required a greater use of higher cost air freight than originally planned. We expect elevated air freight costs will continue in the short-term.

In Q1 2020, player unit sales continued to be robust, up 25% year-over-year. Roku TV models, produced and sold by our TV OEM partners, account for more than one in three smart TVs sold in the U.S. and more than one in four smart TVs sold in Canada. Current events have increased overall demand for both players and Roku TV models around the world. Looking forward, we are working closely with our retail partners and TV brands to plan for the rest of the year; especially given the possibility of restrictions or changes in consumer shopping patterns during traditionally strong sales periods such as Back-to-School, Black Friday and Christmas. We also expect e-commerce to grow in importance in 2020.

We continue to make good progress with our expanded presence into international markets, and with growing scale and engagement. We recently launched The Roku Channel in the UK with more than 40 content partners and also introduced new content partners on the Roku platform, such as Disney+ in the UK, Crave in Canada, and DIRECTV GO, STARZPLAY and TV Azteca in Mexico. In January, we entered the Brazil market with Roku TVs manufactured and sold by AOC and are pleased with initial reviews and sales. We will continue our international expansion while adjusting plans based on changing conditions in marketplaces around the world.

Roku Q1 2020 Shareholder Letter	4

The Roku Channel in the UK makes it easy for Roku, NOW TV and

Sky Q device owners to find great free entertainment.

Conclusion

While we hope for a speedy end to the COVID-19 pandemic, it is likely that its effects will be with us for some time. Much uncertainty remains, but a few things are increasingly clear to us: streaming, and the ease and value it provides, is more relevant to consumers than ever; overall advertising expenditure in the U.S. is likely to fall in 2020, but we expect our ad revenues to still grow substantially year-over-year; Roku is well positioned to be an increasingly valuable partner as brands decide how to invest marketing resources most effectively; and, our outstanding talent is keeping our company highly productive. Although the Streaming Decade began differently than anyone could have imagined, we are confident the fundamental shift to streaming will continue, perhaps even faster than previously expected.

Sincerely,

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q1 2020 Shareholder Letter	5

Conference Call Webcast – 2 p.m. PDT May 7, 2020

The Company will host a webcast of its conference call to discuss Q1 2020 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on May 7, 2020. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available through direct retails sales in the U.S.A. Roku is headquartered in San Jose, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Diane Carlini dcarlini@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare its current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include the impact of the COVID-19 pandemic on U.S. advertising expenditures, the growth and adoption of TV streaming, and the TV and film industries, our ability to manage the business during and after the COVID-19 pandemic, the impact of the COVID-19 pandemic on our results of operations, including net revenues, earnings and cash flows, the impact of the COVID-19 pandemic on our operating expenses and capital expenditures, our balance sheet and inventory position throughout and following the COVID-19 pandemic, our prospects for financial performance and growth following the COVID-19 pandemic, the impact of the COVID-19 pandemic on consumer behavior and our domestic and international sales performance, our international expansion during the COVID-19 pandemic, our streaming platform, our audio devices and Roku TV models, the addition of content to our platform, our strategic investments, the strength of the Roku brand, OS and platform, the growth and monetization of The Roku Channel, the importance of The Roku Channel on our platform and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  All information provided in this shareholder letter and in the tables attached hereto is as of May 7, 2020, and we undertake no duty to update this information unless required by law.

Roku Q1 2020 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Net Revenue:
Platform	$232,557	$134,153
Player	88,209	72,509
Total net revenue	320,766	206,662
Cost of Revenue:
Platform (1)	101,936	40,364
Player (1)	77,729	65,407
Total cost of revenue	179,665	105,771
Gross Profit:
Platform	130,621	93,789
Player	10,480	7,102
Total gross profit	141,101	100,891
Operating Expenses:
Research and development (1)	88,278	55,738
Sales and marketing (1)	68,248	33,807
General and administrative (1)	39,740	22,086
Total operating expenses	196,266	111,631
Loss from Operations	(55,165)	(10,740)
Other Income, Net:
Interest expense	(863)	(98)
Other income, net	1,261	967
Total other income, net	398	869
Loss Before Income Taxes	(54,767)	(9,871)
Income tax benefit	(155)	(139)
Net Loss	$(54,612)	$(9,732)
Net loss per share —basic and diluted	$(0.45)	$(0.09)
Weighted-average shares used in computing net loss per share —basic and diluted	120,180	110,877

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$211	$59
Cost of player revenue	338	243
Research and development	13,255	8,532
Sales and marketing	10,057	5,166
General and administrative	6,544	3,864
Total stock-based compensation	$30,405	$17,864

Roku Q1 2020 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	March 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$588,294	$515,479
Restricted cash	1,539	1,854
Accounts receivable, net of allowances	295,361	332,673
Inventories	43,978	49,714
Prepaid expenses and other current assets	39,432	25,943
Total current assets	968,604	925,663
Property and equipment, net	148,064	103,262
Operating lease right-of-use assets	273,305	283,291
Intangible assets, net	72,913	76,668
Goodwill	73,058	74,116
Other non-current assets	5,765	7,234
Total Assets	$1,541,709	$1,470,234
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$328,873	$313,574
Current portion of long-term debt	4,750	4,866
Deferred revenue, current	38,457	39,861
Total current liabilities	372,080	358,301
Long-term debt, non-current	162,626	94,742
Deferred revenue, non-current	14,795	15,370
Operating lease liability, non-current	312,628	301,694
Other long-term liabilities	3,667	1,701
Total Liabilities	865,796	771,808
Stockholders’ Equity:
Common stock, $0.0001 par value	12	12
Additional paid-in capital	1,045,383	1,012,218
Accumulated other comprehensive loss	29	29
Accumulated deficit	(369,511)	(313,833)
Total stockholders’ equity	675,913	698,426
Total Liabilities and Stockholders’ Equity	$1,541,709	$1,470,234

Roku Q1 2020 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(54,612)	$(9,732)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,448	2,849
Stock-based compensation expense	30,405	17,864
Provision for doubtful accounts	3,788	181
Non-cash interest expense	—	344
Amortization of premiums on short-term investments	—	(182)
Other items, net	(14)	—
Changes in operating assets and liabilities:
Accounts receivable	32,458	8,702
Inventories	5,736	2,187
Prepaid expenses and other current assets	(13,814)	(8,116)
Operating lease right-of-use assets	9,213	3,440
Deferred cost of revenue	—	552
Other noncurrent assets	1,469	685
Accounts payable and accrued liabilities	10,117	(18,606)
Operating lease liabilities	13,560	(2,491)
Other long-term liabilities	1,166	(581)
Deferred revenue	(1,979)	(7,800)
Net cash provided by (used in) operating activities	45,941	(10,704)
Cash flows from investing activities:
Purchase of property and equipment	(45,317)	(5,071)
Proceeds from resolution of purchase acquisition contingencies	1,058	—
Purchases of short-term investments	—	(12,365)
Sales/maturities of short-term investments	—	27,310
Net cash provided by (used in) investing activities	(44,259)	9,874
Cash flows from financing activities:
Proceeds from borrowing, net of issuance costs	69,325	—
Repayments made on borrowings	(1,250)	—
Proceeds from equity issued under at-the-market program, net of offering costs	—	98,025
Proceeds from equity issued under incentive plans	2,743	10,091
Net cash provided by financing activities	70,818	108,116
Net increase in cash, cash equivalents and restricted cash	72,500	107,286
Cash, cash equivalents and restricted cash—Beginning of period	517,333	155,564
Cash, cash equivalents and restricted cash—End of period	$589,833	$262,850
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	588,294	236,500
Restricted cash	1,539	26,350
Cash, cash equivalents and restricted cash—End of period	$589,833	$262,850
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,067	542
Cash paid for income taxes	$238	$557
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$14,148	$4,769
Unpaid portion of purchased intangibles	$400	$—
Unpaid portion of at-the-market offering costs	$—	$249

Roku Q1 2020 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(54,612)	$(9,732)
Other income, net	(398)	(869)
Stock-based compensation	30,405	17,864
Depreciation and amortization	8,448	2,849
Income tax benefit	(155)	(139)
Adjusted EBITDA	$(16,312)	$9,973

Roku Q1 2020 Shareholder Letter	10